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                           February 22, 2021

       Robert Wiley
       Chief Financial Officer
       AMMO, INC.
       7681 East Gray Road
       Scottsdale, AZ 85260

                                                        Re: AMMO, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed February 17,
2021
                                                            File No. 333-253192

       Dear Mr. Wiley:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eiko
Yaoita Pyles at 202-551-3587 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing